Exhibit 99.(1)(l)

PACE® SELECT ADVISORS TRUST

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED TRUST INSTRUMENT

I, Keith A. Weller, Vice President and Secretary of PACE Select Advisors Trust (the “Trust”), hereby certify that, at a duly convened meeting of the Board of Trustees (“Board”) of the Trust held on February 23-24, 2021, the Board duly and unanimously approved the following resolutions:

RESOLVED, that the Board hereby approves replacing Schedule A to the Amended and Restated Trust Instrument with the amended Schedule A as discussed at this meeting; and be it further

RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to take such further steps and to prepare, execute and file, as appropriate, such documents as he or she may deem to be necessary or appropriate to implement the approval set forth in the foregoing resolution.

Accordingly, effective March 30, 2021 and pursuant to Section 8 of Article X of the Trust’s Amended and Restated Trust Instrument (the “Trust Instrument”), the Trust Instrument be, and hereby is, amended to replace Schedule A to the Trust Instrument with the amended Schedule A attached hereto.

IN WITNESS WHEREOF, I have signed this certificate as of the 30th day of March, 2021.

PACE® SELECT ADVISORS TRUST

By:	/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Secretary

Chicago, Illinois (ss)

Subscribed and sworn to before me
on this 30th day of March, 2021.

/s/ Cherie M. Farrell
Notary Public

SCHEDULE A TO AMENDED AND RESTATED TRUST INSTRUMENT OF
PACE SELECT ADVISORS TRUST

(AS AMENDED AND RESTATED EFFECTIVE NOVEMBER 22, 2010,

AND AS FURTHER AMENDED EFFECTIVE NOVEMBER 25, 2014,

AND AS FURTHER AMENDED EFFECTIVE MAY 20, 2015,

AND AS FURTHER AMENDED EFFECTIVE NOVEMBER 28, 2015,

AND AS FURTHER AMENDED EFFECTIVE DECEMBER 1, 2016,

AND AS FURTHER AMENDED EFFECTIVE NOVEMBER 27, 2019,

AND AS FURTHER AMENDED EFFECTIVE MARCH 30, 2021)

SERIES OF THE TRUST

UBS Government Money Market Investments Fund

PACE Mortgage-Backed Securities Fixed Income Investments

PACE Intermediate Fixed Income Investments

PACE Strategic Fixed Income Investments

PACE Municipal Fixed Income Investments

PACE Global Fixed Income Investments

PACE High Yield Investments

PACE Large Co Value Equity Investments

PACE Large Co Growth Equity Investments

PACE Small/Medium Co Value Equity Investments

PACE Small/Medium Co Growth Equity Investments

PACE International Equity Investments

PACE International Emerging Markets Equity Investments

PACE Global Real Estate Securities Investments

PACE Alternative Strategies Investments

CLASSES OF SHARES OF EACH SERIES

An unlimited number of shares of beneficial interest has been established by the Board as Class P shares of the Series designated as UBS Government Money Market Investments Fund.

An unlimited number of shares of beneficial interest has been established by the Board as Class A shares, Class P shares and Class P2 shares of the Series designated as PACE Global Real Estate Securities Investments.

An unlimited number of shares of beneficial interest has been established by the Board as Class A shares, Class P shares, Class P2 shares and Class Y shares of each of the other Series listed above. Each of the Class A shares, Class P shares, Class P2 shares and Class Y shares of a Series represents interests in the assets of only that Series and has the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust’s Trust Instrument.